Exhibit 10.25
AMENDED AND RESTATED MASTER LOAN AGREEMENT
by and among
CENTRAL IOWA ENERGY, LLC
and
F & M BANK — IOWA
dated
as of
October 17, 2007

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.01(d)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Stock
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(k)	Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01(l)	Office Locations; Fictitious Names; Etc.
Schedule 4.01(p)	Intellectual Property
Schedule 4.01(t)	Environmental Compliance
Schedule 5.01(o)	Management
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(k)	Transactions with Affiliates

Exhibit A	Compliance Certificate
Exhibit B	Project Sources and Uses Statement
Exhibit C	Form of Opinion Letter
Exhibit D	Form of Letter of Credit

AMENDED AND RESTATED MASTER LOAN AGREEMENT
THIS AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Agreement”), dated as of October 17, 2007, between F & M BANK — IOWA, a bank chartered under the laws of the State of Iowa (the “Lender”) and CENTRAL IOWA ENERGY, LLC, an Iowa limited liability company (the “Borrower”).
RECITALS
A. On or about September 26, 2006, Borrower and Lender entered into a Master Loan Agreement, First Supplement, Second Supplement and Third Supplement that provided for various credit facilities for the purposes of acquiring, constructing, equipping and furnishing of a biodiesel production facility to be located near the city of Newton, Jasper County, Iowa (the “Project”).
B. The Borrower has requested that Lender increase the Revolving Line of Credit Loan to provide for additional working capital purposes related to the operation of the Project.
C. The Lender is willing to extend such financing to the Borrower upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of Lender making one or more loans to the Borrower, Lender and the Borrower agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01. Certain Defined Terms. All capitalized terms used in this Agreement and in the Supplements, shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, as amended from time to time. All references to dollar amounts shall mean amounts in lawful money of the United States of America.
“Advance/Advances” means the Loans or Letters of Credit provided the Borrower pursuant to this Agreement and the Supplements to this Agreement.
“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) of such Person; or (c) ten percent (10%) or more of the voting stock or membership interests (units) of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender or any Bank be deemed an Affiliate of the Borrower or any of their subsidiaries.

“Agreement” means this Agreement, as this Agreement may be amended, modified or supplemented from time to time, together with all exhibits and schedules attached to or made a part of this Agreement from time to time.
“Allowed Distributions” has the meaning specified in Section 5.02(b).
“Borrower” means Central Iowa Energy, LLC, an Iowa limited liability company.
“Borrower’s Equity” means funds of at least 46% of Project Costs consisting of member cash equity of not less than $23,159,000.00 plus any grants received from any source related to the construction or operation of the Project.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of the State of Iowa, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any LIBOR Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.
“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with generally accepted accounting principles consistently applied, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.
“Closing Date” means October 17, 2007.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans or other indebtedness, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

“Commitment” means the respective amounts committed to by Lender under this Agreement, the Supplements and the Notes.
“Completion Date” means April 5, 2007.
“Compliance Certificate” means a certificate of the Treasurer, or any other officer reasonably acceptable to the Lender, of the Borrower, substantially in the form attached hereto as Exhibit A, setting forth the calculations of current financial covenants and stating: (a) the Financial Statements are true and correct and, other than the unaudited interim financial statements, have been prepared in accordance with generally accepted accounting principles consistently applied; (b) whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirm and ratify the representations and warranties, as of the date of the certificate, contained in this Agreement.
“Construction Advance” means any Advance for the payment of Project Costs.
“Construction Contracts” means any and all contracts, written or oral, between the Borrower and any Contractor and any subcontractor and between any of the foregoing and any other person or entity relating in any way to the construction of the Project, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith.
“Construction Loan” means the loan from the Lender to the Borrower in the amount of $27,000,000.00 and pursuant to the terms and conditions provided for in this Agreement and in the First Supplement to this Agreement.
“Construction Note” means that certain promissory note of even date herewith executed and delivered to the Lender by the Borrower in the amount of $27,000,000.00 and pursuant to the terms and conditions provided for in this Agreement and the First Supplement to this Agreement.
“Contractor” means and includes any person or entity, including, without limitation, the General Contractor, engaged to work on or to furnish labor, materials or supplies for the Project.
“Conversion Date” means May 1, 2007.
“Current Portion of Long Term Debt” means that portion of Funded Debt payable within one year from the date of such determination, determined in accordance with generally accepted accounting principles, consistently applied.

“Debt” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above or (E) through (G) below; (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (E) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (F) all obligations of a Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (G) all obligations of a Person under any Hedging Agreement.
“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest under any Supplement or Note.
“Disbursing Agent” means AgStar Financial Services, PCA, a United States instrumentality, its successors and assigns.
“Disbursing Agreement” means the Disbursing Agreement, of even date herewith, executed by the Disbursing Agent, the Borrower, and the Lender, as the same may be from time to time amended, modified, or supplemented from time to time.
“Distribution” means any dividend, distribution, payment, or transfer of property by the Borrower to any member of the Borrower.
“Environmental Laws” means all laws and regulations relating to environmental, health, safety and land use matters applicable to any property.
“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (i) net income from operations; plus (ii) any provision for (or less any benefit from) income taxes included in determining such net income; plus (iii) Interest Expense deducted in determining such net income; plus (iv) amortization and depreciation expense deducted in determining such net income.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Events of Default” has the meaning specified in Section 6.01.
“Excess Cash Flow” means EBITDA, less the sum of: (i) required payments in respect of Funded Debt; and (ii) Maintenance Capital Expenditures.
“Excess Cash Flow Payment” has the meaning specified in Section 2.17.

“Excess Distributions” shall have the meaning specified in Section 5.02(b).
“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with generally accepted accounting principles, consistently applied.
“Fixed Charge Coverage Ratio” means the ratio of (EBITDA +/- Extraordinary Items) divided by the sum of Current Portion of Long Term Debt + Interest Expense + Dividends + Distributions + Tax Distributions + Maintenance Capital Expenditures).
“Fixed Rate Loan” means that portion of the unpaid principal balance of the Construction Loan that is converted to a Term Loan and will accrue interest at a fixed rate of interest pursuant to Section 2.05.
“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. §1631, as amended, and the regulations promulgated thereunder.
“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin) excluding, however, the principal amount due under any Term Revolving Note or any other line of credit used by Borrower for working capital purposes, all determined in accordance with generally accepted accounting principles, consistently applied for the period in question.
“GAAP” means generally accepted accounting principles, consistently applied.
“General Contractor” means Renewable Energy Group, LLC, an Iowa limited liability company, its successors and permitted assigns.
“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipality, city, or otherwise) whether now or hereafter in existence.
“Income Taxes” means the applicable state, local or federal tax on the net income of the Borrower.
“Inspecting Engineer” means BBI, Inc., and its successors and permitted assigns.
“Intellectual Property” has the meaning specified in Section 4.01(p).
“Interest Expense” means for any period, the total interest expense of the Borrower calculated on a consolidated basis.

“Interest Period” means (for each Loan) (a) initially, the period beginning on (and including) the date on which the Loan is made and ending on (but excluding) the first day of the next calendar month thereafter; and (b) thereafter, each period commencing on the first day of each succeeding calendar month thereafter and ending on the last day of such month. Notwithstanding the foregoing: (a) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (b) other than the initial Interest Period and the final Interest Period, no Interest Period shall have a duration of less than one (1) month.
“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.
“Lender” means F & M Bank-Iowa, and its successors and assigns.
“Letter of Credit” means the Construction Letters of Credit and the Revolving Letters of Credit issued by Lender pursuant to the terms and conditions of this Agreement and Supplements.
“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.
“LIBOR Rate” (London Interbank Offered Rate) means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation), quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days (as hereinafter defined) before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for an Interest Period of one month, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.
“Loan and Carrying Charges” means all commitment fees to the Lender, brokerage fees, standby fees, interest charges, service fees, attorneys’ fees, contractors’ fees, developers’ fees, funding fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, insurance premiums, utility charges incurred by the Borrower in the construction of the Project, all costs incurred in acquisition of the Real Property and any other costs incurred in the development of the Project and issuance of the Notes.

“Loan Documents” means this Agreement, any and all Supplements to this Agreement, the Notes, Letters of Credit, the Security Agreement, the Mortgage and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, and certificates delivered in connection with the extension of Advances by the Lender.
“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Lender, including the Reimbursement Obligations, arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including, without limitation, attorneys’ fees and expenses) provided for in the Loan Documents.
“Loan/Loans” means and includes the Construction Loan, the Term Loan, the Term Revolving Loan, the Revolving Line of Credit Loan and any other financial accommodations extended to the Borrower by the Lender pursuant to the terms of this Agreement and any Supplements.
“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.
“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of the Borrower.
“Maintenance Capital Expenditures” means all Capital Expenditures made in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance with generally accepted accounting principles, consistently applied.
“Material Adverse Effect” means any set of circumstances or events which: (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business assets, operations, or property of the Borrower; or (iii) materially impairs or could reasonably be expected to materially impair the ability of the Borrower to perform the obligations under the Loan Documents.

“Material Contract” means (i) any contract or any other agreement, written or oral, or any of the Borrower or its Subsidiaries involving monetary liability of or to any such person in an amount in excess of $250,000.00 per annum; and (ii) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect on the Borrower or its Subsidiaries; provided, however, that any contract or agreement which is terminable by a party other than any of the Borrower or its Subsidiaries without cause upon notice of 90 days or less shall not be considered a Material Contract.
“Maturity Date” means the fifth anniversary of the Conversion Date.
“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.
“Mortgage” means that certain Amended and Restated Mortgage of even date herewith, pursuant to which a mortgage interest shall be given by the Borrower to the Lender in the Real Property to secure payment to the Lender of the Loan Obligations.
“Net Income” means net income as determined in accordance with GAAP.
“Note/Notes” means and includes the Construction Note, Term Revolving Note, Amended and Restated Revolving Line of Credit Note and all other promissory notes executed and delivered to the Lender by the Borrower pursuant to the terms of this Agreement and any Supplements as the same may be amended, modified, supplemented, extended or restated from time to time.
“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $100,000.00 with respect to the Borrower, and with respect to which: (a) there exists a bona fide dispute between Borrower and the vendor; (b) the Borrower is contesting the same in good faith by appropriate proceedings; and (c) the Borrower has established appropriate reserves on its financial statements.
“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.
“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and other personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.

“Plans and Specifications” means the final plans and specifications for the construction of the Project, to be prepared by the General Contractor, and approved by the Lender, and all amendments, modifications and supplements thereof approved by Lender.
“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property and other uses identified in the Project Sources and Uses Statement as part of the acquisition and construction of bio-diesel production facility in Newton, Iowa, for which the Loans to Borrower are being made hereunder.
“Project Costs” means the total of all costs of acquiring the Real Property and constructing the Project as identified in the Project Sources and Uses Statement, together with all Loan and Carrying Charges.
“Project Sources and Uses Statement” means the statement attached hereto as Exhibit B which identifies the sources and uses of monies in a total amount of $50,000,000.00 related to the Project.
“Real Property” means that real property located in the County of Jasper, State of Iowa, owned by the Borrower, upon which the Project is to be constructed and which is described in Schedule 3.01(d).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Lender for any demand for payment or drawing under a Letter of Credit.
“Related Documents” means and includes without limitation all promissory notes, credit agreements, loan agreements, supplements, guaranties, security agreements, mortgages, deeds of trust, assignments and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.
“Revolving Loans” means the Revolving Line of Credit Loan and the Term Revolving Loan and any other revolving loan provided by the Lender to the Borrower pursuant to the terms and conditions provided for in this Agreement and in any revolving loan supplement.
“Revolving Line of Credit Loan” means that line of credit from the Lender to the Borrower in the amount of $4,500,000.00 and pursuant to the terms and conditions provided for in this Agreement and the Third Supplement to the Agreement.
“Amended and Restated Revolving Line of Credit Note” means that certain promissory note to be executed and delivered to the Lender by the Borrower of even date herewith pursuant to the terms and conditions provided for in this Agreement and the Third Supplement to this Agreement.
“Revolving Line of Credit Loan Maturity Date” means the maturity date set forth in the Third Supplement to this Agreement.

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended.
“Security Agreement” means and includes, without limitation, any agreements, promises, covenants, arrangements, understandings, or other agreements, whether created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.
“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.
“Subordinated Debt” means Debt held by Iowa Department of Economic Development.
“Supplement” has the meaning set forth in Section 2.01 of this Agreement.
“Tangible Net Worth” means the excess of total assets over total liabilities except Subordinated Debt, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) treasury stock; (iii) securities which are not readily marketable; (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt; (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date; (vi) amortized start-up costs; and (vii) any items not included in clauses (i) through (vi) above which are treated as intangibles in conformity with generally accepted accounting principles.
“Tangible Owner’s Equity” means the Tangible Net Worth divided by total assets, measured annually at the end of each fiscal year, and expressed as a percentage.
“Tax Distributions” has the meaning specified in Section 5.02(b).
“Term Loan” means any amortizing loan with a maturity of greater than one year provided by the Lender to the Borrower pursuant to the terms and conditions of this Agreement and the First Supplement to this Agreement.
“Term Revolving Loan” means that certain loan from the Lender to the Borrower in the amount of $5,000,000.00 and pursuant to the terms and conditions provided for in this Agreement and the Second Supplement.

“Term Revolving Note” means that certain promissory note to be executed and delivered to the Lender by the Borrower on the Conversion Date pursuant to the terms and conditions provided for in this Agreement and the Second Supplement to this Agreement.
“Working Capital” means current assets of the Borrower less current liabilities of the Borrower as determined in accordance with GAAP. Working capital may include any unused commitment in the Revolving Term Loan less any current portion due.
Section 1.02. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.
Section 1.03. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
Section 2.01. Supplements. In the event the Borrower desires to borrow from Lender and Lender is willing to lend to the Borrower, or in the event Lender and Borrower desire to consolidate any existing loans hereunder, the Lender and Borrower will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated from time to time, a “Supplement” and, collectively, the “Supplements”). Each Supplement will set forth Lender’s commitment to make a Loan to the Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other terms and conditions applicable to the Loan(s). Each Supplement will also be accompanied by a Note of the Borrower setting forth the Borrower’s obligation to make payments of interest on the unpaid principal balance of the Loan(s), and fees and premiums, if any, and to repay the principal balance of the Loan(s). Each Loan will be governed by the terms and conditions contained in this Agreement and in the Note and the Supplement relating to that Loan.
Section 2.02. Construction Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender the lesser of: (i) $27,000,000.00; or (ii) 55% of the Project Costs. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the First Supplement to this Agreement.

Section 2.03. Term Revolving Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender, as of the Conversion Date and from time to time thereafter, on a revolving basis an amount not to exceed $5,000,000.00. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the Second Supplement to this Agreement. Pursuant to the terms and conditions in this Agreement, the Lender may extend additional term Revolving Loans to the Borrower. Any such future term Revolving Loans shall be provided by Lender pursuant to the terms and conditions of a future term Revolving Loan Supplement.
Section 2.04 Revolving Line of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender, as of the Closing Date and from time to time thereafter, on a revolving basis an amount not to exceed $4,500,000.00. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement and the Third Supplement to this Agreement. Pursuant to the terms and conditions in this Agreement, the Lender may extend additional Revolving Loans to the Borrower. Any such future Revolving Loans shall be provided by Lender pursuant to the terms and conditions of a future term Revolving Loan Supplement.
Section 2.05. Conversion of Construction Loan Into Term Loan and Term Revolving Loan. The Lender agrees to convert the Construction Loan into a Term Loan and Term Revolving Loan on the Conversion Date, provided all of the terms, conditions, warranties, representations, and covenants of the Borrower set forth in this Agreement, the First Supplement and the Second Supplement are satisfied. Any such amount shall be provided by Lender pursuant to the terms and conditions set forth in this Agreement, the First Supplement and the Second Supplement to this Agreement setting forth the terms and conditions of such Term Loan and Term Revolving Loan, provided, however, that (i) all unpaid principal and all accrued interest on the Term Loan and the Term Revolving Loan shall be due and payable on the Maturity Date and (ii) the Borrower shall have the right to convert up to fifty percent (50%) of the Term Loan into a fixed rate loan, with the consent of the Lender, which shall bear interest at a rate equal to the rate listed in the “Government Agency and Similar Issues” section of the Wall Street Journal for the Federal Farm Credit Bank or the Federal Home Loan Bank having a maturity approximately equal to the Maturity Date, which is in effect on the Conversion Date plus 300 basis points, or another rate as agreed upon by the Lender and Borrower. Should the Borrower elect such fixed rate option, such rate of interest shall not be subject to any adjustments under Section 2.07 of this Agreement.

Section 2.06. Letter of Credit Procedures / Fees / Reimbursement. All Letters of Credit that are issued under this Agreement and any supplements to this Agreement are subject to the following:
(a) Letter of Credit Request Procedure. The Borrower shall give the Lender irrevocable prior notice (effective upon receipt) on or before 3:00 P.M. (Minneapolis, Minnesota time) on the Business Day three Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 3:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall be in the form of Exhibit D, have an expiration date that occurs on or before the expiration dates established for Letters of Credit as provided for in the Supplements, shall be payable in U.S. dollars, must be satisfactory in form and substance to the Lender, and shall be issued pursuant to such documentation as the Lender may require, including, without limitation, the Lender’s standard form letter of credit request and reimbursement agreement; provided that, in the event of any conflict between the terms of such agreement and the other Loan Documents, the terms of the other Loan Documents shall control.
(b) Letter of Credit Fees. The Borrower shall pay to the Lender for (i) all fees, costs, and expenses of the Lender arising in connection with any Letter of Credit, including the Lender’s customary fees for amendments, transfers, and drawings on Letters of Credit; and (ii) on the date of the issuance of the Letter of Credit, and at the anniversary date of issuance of such Letter of Credit, an issuance fee equal to two and one-half (2.5%) percent, on an annualized basis, of the maximum amount available to be drawn under the Letter of Credit.
(c) Funding of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Issuer shall promptly notify the Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date. Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such demand or drawing and the respective payment date.
(e) Reimbursements. After receipt of the notice delivered pursuant to clause (c) of this Section 2.06 with respect to a Letter of Credit, the Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any amounts paid by the Lender upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by clause (c) of this Section 2.06. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under clause (c) of this Section 2.06 is received by 2:00 P.M. (Minneapolis, Minnesota time) on such date or by 11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after 2:00 P.M. (Minneapolis, Minnesota time). All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to the Lender for the account of the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.

(f) Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which any Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by a Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Lender’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.
(g) Issuer Responsibility. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Lender, nor any of its respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Lender; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (d) the payment by the Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.07. Adjustments to Interest Rate. Notwithstanding any other provision of this Agreement, the Supplements, the Notes, or the Related Documents, after the Conversion Date, the rate of interest under any Loan which bears interest on a variable rate, shall be adjusted according to the following schedule should the Tangible Owner’s Equity of the Borrower, achieve the levels set forth below:

Tangible Owner’s Equity	Interest Rate

Less than 50.00%	Applicable LIBOR Rate plus 325 basis points

50.00%—59.99%	Applicable LIBOR Rate plus 300 basis points

Equal to or Greater Than 60.00%	Applicable LIBOR Rate plus 275 basis points
Upon delivery of the quarterly financial statements and the Compliance Certificate pursuant to Section 5.01(c)(iii) for each fiscal quarter beginning the first fiscal quarter after the Conversion Date, the rate of interest shall automatically be adjusted in accordance with the Tangible Owner’s Equity set forth therein and the rates set forth above. Such automatic adjustment to the rate of interest shall take effect as of the first Business Day of the month following the month in which the Lender received the related Compliance Certificate. The term “Adjustment Date” shall mean each such Business Day when such rates, margins or fees change pursuant to the immediately prior sentence or the next following sentence. If the Borrower fails to deliver such Compliance Certificate which so sets forth the Tangible Owner’s Equity within the period of time required by Section 5.01(c)(iii) hereof or if any Event of Default occurs, the rate of interest shall automatically be adjusted to a rate equal to the applicable LIBOR Rate plus 325 basis points, such automatic adjustments: (a) to take effect as of the first Business Day after the last day on which the Borrower were required to deliver the applicable Compliance Certificate in accordance with Section 5.01(c)(iii) hereof or in the case of an Event of Default, on the date the written notice is given to the Borrower; and (b) to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such Compliance Certificate or, in the case of an Event of Default, when such Event of Default has been cured to the satisfaction of the Lender.
Section 2.08. Default Interest. In addition to the rights and remedies set forth in this Agreement and notwithstanding any Note: (i) if the Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the applicable Note; (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the applicable Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.
Section 2.09. Late Charge. If any payment of principal or interest due under the Supplements or the Notes is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

Section 2.10. Prepayment of Term Loan. The Borrower may, by notice to the Lender, prepay the outstanding amount of the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as provided in this Section 2.10. In the event the Construction Loan or Term Loan is prepaid, in whole or in part, or the outstanding principal balance of the Loans is prepaid in its entirety, from the Closing Date through the first twenty-four (24) months after the Conversion Date, the Borrower shall pay a prepayment premium equal to the following specified percentage of the amount of principal prepaid:

Closing through 12 months after Conversion Date	2.00%
Months 13-24 after Conversion Date	1.00%
Notwithstanding the foregoing, no prepayment premium shall be required if such prepayment is made pursuant to Section 2.17 of this Agreement. Any prepayment does not otherwise affect Borrower’s obligation to pay any fees due under this Agreement. In addition, in the event any portion of the Term Loan is converted to a fixed rate loan, the Borrower agrees that the prepayment premium provided for in this Section 2.10 shall continue to be applicable to that portion converted to a fixed interest rate loan.
Section 2.11. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.
Section 2.12. Payments and Computations.
(a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fails to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.

(b) Application of Funds. Lender may apply all payments received by it to the Loan Obligations in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.
(c) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.
(d) Proceeds of Collateral. All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any remaining proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.
(e) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.
Section 2.13. Maximum Amount Limitation. Anything in this Agreement, any Supplement, any Note, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under this Agreement, any Supplement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This Section 2.13 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.13 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.14. Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.
Section 2.15. Loan Payments. During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.
Section 2.16. Compensation. Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.
Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.16 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.

Section 2.17. Excess Cash Flow. In addition to all other payments of principal and interest required under this Agreement, the Supplements and the Notes, the Borrower shall annually remit to Lender an amount equal to 50% of the Borrower’s Excess Cash Flow, calculated based upon the immediately preceding fiscal year end audited financial statements, on or before 120 days after the end of each fiscal year of the Borrower (the “Excess Cash Flow Payment”); provided, however, that the total Excess Cash Flow Payments required hereunder shall not exceed $2,500,000.00 in any fiscal year. Such payment shall be applied to the reduction of the outstanding principal of the Term Loan or the Term Revolving Loan at the Lender’s discretion. Any Excess Cash Flow Payment shall not be considered to be a prepayment with respect to which a prepayment premium would apply under Section 2.10 of this Agreement. Notwithstanding the foregoing, the Excess Cash Flow Payment is not required when the Borrower’s Tangible Owner’s Equity from the immediately preceding fiscal year end is greater than 70%.
ARTICLE III.
CONDITIONS PRECEDENT
Section 3.01. Conditions Precedent to Funding. The effectiveness of this Agreement and obligations of the Lender to make any Advance, are subject to the conditions precedent that the Lender shall have received the following, in form and substance satisfactory to the Lender:
(a) This Agreement, duly executed by the Borrower and the Lender;
(b) The Supplements, duly executed by the Borrower and the Lender;
(c) The Construction Note, the Term Revolving Note and the Amended and Restated Revolving Line of Credit Note duly executed by the Borrower;
(d) The Mortgage, fully executed and notarized, to secure the Loans encumbering on a first lien basis the fee interest and/or leasehold interest of the Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(d);
(e) A Security Agreement duly executed by the Borrower and in a form as provided by the Lender by which security agreement the Lender is granted a security interest by the Borrower in the Collateral;
(f) A copy of the Construction Contract(s) and a complete set of the Plans and Specifications, together with copies of all permits and government approvals relating to the construction and use of the Project;
(g) An assignment of contract for each of the Construction Contracts and the Plans and Specifications, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such Construction Contract, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such Construction Contract;
(h) Copies of all Material Contracts between Borrower and third parties used in the normal operations of Borrower, including but not limited to management agreements, risk management plan, marketing agreements, and soybean oil delivery agreements;

(i) Assignments of the Material Contracts between Borrower, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract;
(j) Financing Statements in form and content satisfactory to the Lender and in proper form under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests created by the Security Agreement;
(k) Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);
(l) Evidence that all other actions necessary or, in the opinion of the Lender, desirable to enable the Lender to perfect and protect the security interests created by the Security Agreement have been taken;
(m) An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property, assuring the Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.1) specifying a biodiesel production facility as a permitted use for all of the parcels included in the Real Property; and (iii) a restrictions, encroachments, minerals-owners endorsement (ALTA Form 9.2) and (iv) such endorsements as the Lender shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to the Lender and shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;
(n) Maps or plats of the Real Property certified to the Lender and the title insurance company issuing the policy referred to in Subsection 3.01(n) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of the Lender and the Title Insurance Company, dated a date reasonably satisfactory to each of the Lender and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

(o) Evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) the Borrower’s written acknowledgment of receipt of written notification from the Lender (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Lender and naming the Lender as sole loss payee on behalf of the Lender;
(p) Evidence reasonably satisfactory to the Lender that the Real Property and the contemplated use of the Real Property, are in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, including, but not limited to all concentrated animal feedlot operations rules and regulations, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;
(q) A certificate of the secretary of the Borrower together with true and correct copies of the following: (i) the Articles of Organization of the Borrower, including all amendments thereto, certified by the Office of the Secretary of State of the state of its incorporation and dated within 30 days prior to the date hereof; (ii) the Operating Agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence and good standing, and certificates of the appropriate government officials in each state where each corporate Borrower does business and where failure to qualify as a foreign corporation would have a material adverse effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to be executed by each corporate Borrower, together with a sample of the true signature of each such officer;

(r) Legal opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., legal counsel for the Borrower, substantially in the form attached hereto as “Exhibit C”;
(s) An intercreditor and subordination agreement between the Lender and any holder of Subordinated Debt as to the priority of the Lender’s security interests in the Collateral, rights to payment following an Event of Default, and as to such other matters as reasonably requested by the Lender;
(t) Evidence that the costs and expenses (including, without limitation, attorney’s fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full;
(u) The results of the Lender’s inspection of the Collateral, and the Lender’s receipt of an appraisal of the Collateral acceptable to Lender in its sole discretion;
(v) Satisfactory review by the Lender of any pending litigation relating to the Borrower;
(w) A Phase I Environmental Assessment in form and substance acceptable to the Lender;
(x) The Borrower shall have ordered the General Contractor to begin construction of the Project, and construction shall have commenced;
(y) A schedule, certified by Borrower as accurate and complete, setting forth: (i) the necessary licenses, permits and consents required by applicable federal, state, and local governmental entities required for the lawful construction and operation of the Project; and (ii) the deadlines to obtain such licenses, permits and consents so that the Completion Date occurs as scheduled;
(z) Lender shall have received in form and substance acceptable to Lender, an agreement with an Inspecting Engineer of recognized standing and acceptable to Lender, by which agreement such Inspecting Engineer agrees to assist Lender in its inspection of the Project during construction, review and approve requests for Advances on the Construction Loan on behalf of Lender, and provide such additional services as Lender may reasonably require at the sole expense of Borrower;
(aa) The Borrower shall have provided commitment to the Lender of its Borrower’s Equity;
(bb) A Commodity Account Control Agreement for all commodity accounts kept and maintained by the Borrower;
(cc) Evidence that the insurance required by Sections 5.01(j) and 5.01(r)(xii) has been obtained by the Borrower; and
(dd) An assignment of the Borrower’s business interruption insurance policy, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to it’s business interruption insurance policy, and which assignment shall have been consented to and certified in writing by the other party(ies) to the insurance policy;

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a) Borrower. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Iowa and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its respective financial condition or operations. The Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower, except for those transactions set forth on Schedule 4.01(a);
(b) The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s powers, have been duly authorized by all necessary action, do not contravene: (i) the articles of organization or operating agreements of the Borrower; or (ii) any law or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms of the Loan Documents) upon or with respect to any of its respective properties;
(c) Governmental Approvals. No consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which the Borrower is a party or by which it or any of its respective property may be bound or affected, is necessary in connection with the project, acquisition or other activity being financed by this Agreement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interest granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder;
(d) Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity;

(e) Financial Condition and Operations. The balance sheet of the Borrower , as of August 31, 2007, and, with respect to the period ended August 31, 2007, the related statement of cash flow of the Borrower for the fiscal period then ended, copies of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower as at such date, and the results of the operations of the Borrower for the period ended on such dates and since August 31, 2007, there has been no material adverse change in such condition or operations;
(f) Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower. As of the Closing Date, there are no outstanding judgments against the Borrower;
(g) Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain value added cooperatives for the purposes of carrying out its overall business operations); (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;
(h) Liens. Except as created by the Loan Documents, there is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except as described in Schedule 5.02(a);
(i) Taxes. The Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s books therefore;
(j) Solvency. As of and from and after the date of this Agreement, the Borrower: (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(k) Location of Inventory and Farm Products; Third Parties in Possession; Crops. The Borrower’s inventory and farm products pledged as collateral under the Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(k) for the Borrower, except to the extent any such inventory and farm products are in transit. Schedule 4.01(k) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(k) currently leased or owned by the Borrower. Except for the Persons identified on Schedule 4.01(k), no Person other than the Borrower and the Lender has possession of any of the Collateral. Except as described in above, none of its Collateral has been located in any location within the past four months other than as set forth on Schedule 4.01(k) for the Borrower;
(l) Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The Borrower’s chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for the Borrower on Schedule 4.01(l). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01 (l) also sets forth all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. The Borrower does not do business nor has the Borrower done business during the past five (5) years under any trade-name or fictitious business name except as disclosed on Schedule 4.01(l). Schedule 4.01(l) sets forth an accurate list of all names of all predecessor companies of the Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or who was merged with or into the Borrower within the last four months prior to the date hereof. The Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number are identified on Schedule 4.01(l);
(m) Title to Properties. The Borrower has such title or leasehold interest in and to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its Personal Property, including those reflected on the financial statements of the Borrower previously delivered to Lender, except those which have been disposed of by the Borrower subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder;
(n) Disclosure. All factual information furnished by or on behalf of the Borrower or its subsidiaries in writing to the Lender (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided;

(o) Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect on its financial condition or operations, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect;
(p) Intellectual Property. The Borrower owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted and will own or obtain the legal right to use all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted (collectively the “Intellectual Property”), except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(p) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower or that the Borrower has the right to use. Except as provided in Schedule 4.01(p), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(q) Employee Benefit Plans. The Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on the Borrower;
(r) Investment Company Act. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;
(s) Compliance with Laws. The Borrower is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like, the failure to comply with which could have a Material Adverse Effect on the Borrower;
(t) Environmental Compliance. Borrower, except as set forth in Schedule 4.01(t), is in material compliance with all applicable Environmental Laws;
(u) Material Change. The Borrower has performed all of its material obligations, other than those obligations for which performance is not yet due, under all Material Contracts and, to the best knowledge of the Borrower, each other party thereto is in compliance with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. The Borrower has made available a true and complete copy of each such Material Contract for inspection by Lender; and

(v) Member Investment. Any investment in the Borrower made by a member of the Borrower is in the form of equity and shall not constitute a loan to the Borrower.
ARTICLE V.
COVENANTS OF THE BORROWER
Section 5.01. Affirmative Covenants. So long as any Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower shall, unless the Lender shall otherwise consent in advance in writing:
(a) Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;
(b) Visitation Rights; Field Examination. At any reasonable time and from time to time, permit the Lender or representatives, to (i) examine and make copies of and abstracts from the records and books of account of the Borrower, and (ii) enter onto the property of the Borrower to conduct unannounced field examinations and collateral inspections, with such frequency as Lender in its sole discretion may deem appropriate, and (iii) discuss the affairs, finances, and accounts of the Borrower with any of Borrower’s officers or directors. Borrower consents to and authorizes Lender to enter onto the property of Borrower for purposes of conducting the examinations, inspections and discussions provided above. Upon and during the occurrence of an Event of Default or in the event that there are deemed by the Lender upon reasonable grounds to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time, the Borrower also shall permit the Lender or representatives thereof, at the expense of the Lender, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its respective officers or directors;
(c) Reporting Requirements. Furnish to the Lender:
(i) As soon as available, but in no event later than 120 days after the end of each fiscal year of the Borrower occurring during the term hereof, annual consolidated financial statements of the Borrower, prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (i) be audited by independent certified public accountants selected by the Borrower and acceptable to Lender; (ii) be accompanied by a report of such accountants containing an certified opinion, without qualification, thereon acceptable to Lender; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of stockholders’, members’ or partner’s equity, a statement of cash flows, and all notes and schedules relating thereto and any management letter;

(ii) Beginning with the first (1st) month following the Closing Date, as soon as available and in any event within 30 days after the end of each month, balance sheets of the Borrower as of the end of such month and statement of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, prepared in accordance with GAAP and certified by an authorized officer of the Borrower;
(iii) As soon as available but in no event later than 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, unaudited quarterly consolidated financial statements of the Borrower, in each case prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date, delivered to Lender under Subsection 5.01(c)(vi) below, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as Lender may specifically request which quarterly statements shall include any and all supplements thereto. Such quarterly statements shall be certified by an authorized officer of the Borrower, and be accompanied by a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to the Lender the calculation of, and the Borrower’ compliance with, each of the covenants contained in Sections 5.01(d), 5.01(e), 5.01(f), and 5.01(g);
(iv) promptly upon the Lender’s request therefor, copies of all reports and notices which the Borrower or any of its subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any its subsidiary receives from such Corporation;
(v) notwithstanding the foregoing Section 5.01(c)(iv), provide to Lender within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower or any of its Subsidiaries, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event;
(vi) by November 1 of each fiscal year of the Borrower, an annual (with monthly break out) operating and capital assets budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;
(vii) as soon as available but in any event not more than 30 days after the end of each month, production reports for the immediately preceding calendar month setting forth soybean oil inputs, biodiesel output, feedstock and glycerin output, and natural gas usage, together with such additional production information as requested by Lender;

(viii) promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;
(ix) promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;
(x) promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;
(xi) promptly after transmittal or filing thereof by the Borrower, copies of all proxy statements, notices and reports as it shall send to its members and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), and promptly after the receipt thereof by the Borrower, copies of all management letters or similar documents submitted to the Borrower by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Borrower or of the Borrower and any of its Subsidiaries.
(xii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its respective subsidiaries as the Lender may from time to time reasonably request;
(xiii) promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting the Borrower or any of its subsidiaries which, if determined adversely, could have a Material Adverse Effect on any of the Borrower or its subsidiaries;
(xiv) without limiting the provisions of Section 5.01(c)(xiii) above, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Borrower or any of its subsidiaries to undertake or to contribute to a cleanup or other response under all laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions;
(xx) promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its subsidiaries from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any other state utility commission relating to any material noncompliance by the Borrower or any of its subsidiaries with any laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect on any of the Borrower of its subsidiaries;

(xxi) promptly after becoming aware thereof, notice of any matter which has had or could have a Material Adverse Effect on any of the Borrower or its subsidiaries
(d)  Working Capital. Achieve and maintain, Working Capital of at least $4.0 million at the Closing Date and continually thereafter;
(e) Tangible Net Worth. On the Closing Date, the Borrower’s Tangible Net Worth shall be not less than $21,500,000.00. After the Closing Date, the Borrower shall maintain Tangible Net Worth, measured at the end of each fiscal year, in an amount equal to the lesser of: (i) the Borrower’s Tangible Net Worth at the end of the immediately preceding fiscal year plus $500,000.00; or (ii) the Borrower’s Tangible Net Worth at the end of the immediately preceding fiscal year plus the Borrower’s retained earnings at the end of the current fiscal year;
(f) Tangible Owner’s Equity. Achieve and maintain Tangible Owner’s Equity of at least 50% beginning at the end of the 24th month following the Completion Date and maintained and measured annually thereafter;
(g) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, measured initially at the end of the 12th month following the Completion Date and maintained and measured annually thereafter at each fiscal year end.
(h) Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except for the security interests of the Security Agreement or except as described in Schedule 5.02(a);
(i) Landlord and Mortgagee Waivers. Obtain and furnish to the Lender as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of Borrower is located at a parcel of property not owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral, all in form and substance acceptable to the Lender, except as otherwise agreed to by the Lender;
(j) Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, and make such increases in the type of amount or coverage as Lender may reasonably request, provided that in any event the Borrower will maintain and cause each of its subsidiaries to maintain workers’ compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Lender. The Borrower shall maintain, at a minimum, directors and officers liability insurance, commercial liability insurance, business interruption insurance, builder’s risk insurance, and general commercial property insurance. All such policies insuring any collateral for the Borrower’s obligations to Lender shall have lender or mortgagee loss payable clauses or endorsements in form and substance acceptable to Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement;

(k) Property and Insurance Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance with all applicable laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at Lender’s request, which request may not be made more than once a year, the Borrower will furnish to Lender a report on the condition of the Borrower’s and any of its subsidiaries’ property prepared by a professional engineer satisfactory to Lender;
(l) Keeping Books and Records. Maintain and cause each of its subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities;
(m) Food Security Act Compliance. If the Borrower acquires any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, such Borrower shall, at its own expense, use its best efforts to take such steps to insure that all Liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the liens granted pursuant hereto); provided, however, that such Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with the generally accepted accounting principles. Upon the Lender’s request made, the Borrower agrees to forward to the Lender promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender’s request, the Borrower agrees to provide the Lender with the names of Persons who supply the Borrower with such farm products and such other information as the Lender may reasonably request with respect to such Persons;

(n) Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to the Lender (or a Person designated by the Lender) within five (5) days of the Lender’s request and from time to time thereafter. If no Event of Default exists, the Lender agrees to deliver to such Borrower any receipt so held by the Lender upon such Borrower’s request in connection with such sale or other disposition of the underlying inventory, if such disposition is in ordinary course of such Borrower’s business;
(o) Management of Borrower. Management of the Borrower shall be maintained as set forth on Schedule 5.01(o) hereto, unless otherwise approved in Lender’s reasonable discretion;
(p) Compliance with Other Agreements. Borrower will perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the following agreements: (i) any and all Long Term Marketing Agreements; and (ii) any other Material Contracts; and
(q) Commodity Account Control Agreement. The Borrower shall execute and deliver to the Lender a Commodity Account Control Agreement for any commodity accounts maintained by the Borrower.
(q) Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, financing statements, control agreements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loans and to perfect all Security Interest; and
(r) Construction of Project. Borrower shall:
(i) diligently proceed with construction of the Project in accordance with the Plans and Specifications and in accordance with all applicable laws and ordinance and will complete the Project on or before the Completion Date;
(ii) use the proceeds of all Advances solely to pay the Project Costs as specified in the Project Sources and Uses Statement;
(iii) use its best efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on the Project;
(iv) obtain the Lender’s prior written approval of any change in the Plans and Specifications for the Project approved by the Lender which might materially adversely affect the value of the Lender’s security, and has a cost of $50,000.00 or greater. The Lender will have a reasonable time to evaluate any requests for its approval of any changes referred to in this paragraph. The Lender may approve or disapprove changes in its discretion, subject to the foregoing provisions of this Section 5.01(r)(iv). If it reasonably appears to the Lender that any change may increase the Project Costs, the Lender may require the Borrower to deposit additional funds with the Lender pursuant to the provisions of this Agreement in an amount sufficient to cover the increased costs as a condition to giving its approval;

(v) comply with and keep in effect all necessary permits and approvals obtained from any Governmental Authority relating to the lawful construction of the Project. The Borrower will comply with all applicable existing and future laws, regulations, orders, and requirements of any Governmental Authority, judicial, or legal authorities having jurisdiction over the Real Property or Project, and with all recorded restrictions affecting the Real Property;
(vi) furnish to the Lender from time to time on request by the Lender, in a form acceptable to the Lender, correct lists of all contractors and subcontractors employed in connection with construction of the Project and true and correct copies of all executed contracts and subcontracts. The Lender may contact any contractor or subcontractor to verify any facts disclosed in the lists, Borrower must consent to the disclosure of such information by the contractors and subcontractors to Lender or its agents upon Lender’s request, and Borrower must assist Lender or its agents in obtaining such information upon Lender’s request;
(vii) upon completion of the building foundation of the Project, deliver to the Lender an “as-built” survey of the Real Property which: (a) sets forth the location and exterior lines and egress and other improvements completed on the Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that the Project is entirely within the exterior boundaries of the Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Lender may reasonably request;
(viii) not purchase any materials, equipment, fixtures, or articles of personal property placed in the Project prior to the Conversion Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by the Lender in writing;
(ix) provide the Lender and its representatives with access to the Real Property and the Project at any reasonable time and upon reasonable notice to enter the Real Property and inspect the work or construction and all materials, plans, specifications, and other matters relating to the construction. The Lender will also have the right to, at any reasonable time and upon reasonable notice, examine, copy, and audit the books, records, accounting data, and other documents of the Borrower and its contractors relating to the Real Property or construction of the Project;
(x) pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of the Project. The Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to the Lender or the ability to obtain title insurance in the manner required by this Agreement and the Disbursing Agreement. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;

(xi) at the Lender’s request and expense, post signs on the Real Property for the purpose of identifying the Lender as the “Lender.” At the request of the Lender, or the participating local community banks, the Borrower will use its best efforts to identify the Lender as the lender in publicity concerning the Project;
(xii) maintain in force until full payment of the builder’s risk insurance in such amounts, form, risk coverage, deductibles, insurer, loss payable and cancellation provisions as reasonably required by the Lender. The Lender’s approval, however, will not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance;
(xiii) cooperate at all times with the Lender in bringing about the timely completion of the Project, and resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously. With respect to such disputes, the Borrower will have the right to contest in good faith claims resulting in disputes, provided that it does so diligently and without prejudice to the Lender. Upon the Lender’s request, the Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Lender to protect the Lender’s interest and security should the contest be unsuccessful;
(xiv) pay the Lender’s and the Disbursing Agent’s out-of-pocket costs and expenses incurred in connection with the making or disbursement of the Loans or in the exercise of any of its rights or remedies under this Agreement, including but not limited to title insurance and escrow charges, disbursing agent fees, recording charges, and mortgage taxes, reasonable legal fees and disbursements, and reasonable fees and costs for services which are not customarily performed by the Lender’s salaried employees and are not specifically covered by the fees charged to originate the Loan, if any. The provision of this paragraph will survive the termination of this Agreement, the Supplements and the repayment of the Loans;
(xv) keep true and correct financial books and records on a cash basis for the construction of the Project and maintain adequate reserves for all contingencies. If required by the Lender, the Borrower will submit to the Lender at such times as it requires (which will in no event be more often than monthly) a statement which accurately shows the application of all funds expended to date for construction of the Project and the source of those funds as well as the Borrower’s best estimate of the funds needed to complete the Project and the source of those funds. The Borrower will promptly supply the Lender with any financial statements or other information concerning its affairs and properties as the Lender may reasonably request, and will promptly notify the Lender of any material adverse change in its financial condition or in the physical condition of the Property or Project;
(xvi) comply with the requirements of any commitment or agreement entered into by Borrower with any Governmental Authority to assist the construction or financing of the Real Property and/or Project and with the terms of all applicable laws, regulations, and requirements governing such assistance;

(xvii) indemnify and hold the Lender harmless from and against all liabilities, claims, damages, reasonable costs, and reasonable expenses (including but not limited to reasonable legal fees and disbursements) arising out of or resulting from any defective workmanship or materials occurring in the construction of the Project. Upon demand by the Lender, the Borrower will defend any action or proceeding brought against the Lender alleging any defective workmanship or materials, or the Lender may elect to conduct its own defense at the reasonable expense of the Borrower. The provisions of this paragraph will survive the termination of this Agreement, the Supplements and the repayment of the Loans; and
(xviii) obtain and deliver to the Lender copies of all necessary occupancy certificates relating to the Project.
Section 5.02. Negative Covenants. So long as any of the Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Lender:
(a) Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt (as defined below) of any Person, other than:
(i) those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or
(ii) liens or security interests which are subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to Lender in Lender’s sole discretion; or
(iii) the liens or security interests of the Security Agreement; or
(iv) liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; or
(v) liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with generally accepted accounting principles; or

(vi) liens resulting from good faith deposits to secure payments of workmen’s compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or
(vii) any attachment or judgment lien not constituting an Event of Default; or
(viii) liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or
(ix) customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or
(x) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; or
(b) Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower may: (i) declare and pay dividends and distributions payable in membership interests (units); (ii) purchase or otherwise acquire shares of the membership interests (units) of the Borrower with the proceeds received from the issuance of new membership interests (units); (iii) pay redemptions, dividends or distributions in an amount not to exceed, in the aggregate, 50% of the Borrower’s immediately preceding fiscal year’s Net Income (“Allowed Distributions”); (iv) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”); (v) complete the transactions reflected on Schedule 4.01(a) and (vi) after payment of the Excess Cash Flow Payment required by Section 2.17, if any, pay additional distributions in an amount reasonably acceptable to Lender (“Excess Distributions”), provided, however, that immediately prior to the proposed payment of any dividends or distributions permitted by this Section 5.02(a), or after giving effect thereto, no Default or Event of Default shall exist; or
(c) Capital Expenditures. Except for costs identified in the Project Costs and Uses Statement, make any investment in fixed assets in the aggregate amount of $500,000.00 during any fiscal year during the term of this Agreement; or
(d) Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower or any of its subsidiaries; or
(e) Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, without the prior written consent of the Lender, except: (i) the liabilities of the Borrower to the Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower’s business; (iii) Subordinated Debt; and (iv) the liabilities of the Borrower described on Schedule 5.02(a); or

(f) Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of the Lender, except that the principal office shall be moved to the plant site when construction of the administration office is substantially complete; or
(g) Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person; or
(h) Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Lender: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Lender in its sole discretion; (ii) security agreements in form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Lender shall reasonably require; or
(i) Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of its subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except: (i) dispositions of inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed;
(j) Lines of Business. Engage in any line or lines of business activity other than the production of biodiesel and related by products;
(k) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of the Borrower or any Affiliate, except (i) transactions listed on Schedule 5.02(k), (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its subsidiaries and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to the Borrower or such subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, and (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of Lender, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of a Potential Default or an Event of Default; or

(l) Management Fees and Compensation. Directly or indirectly pay any management, consulting or other similar fees to any person, except legal or consulting fees paid to persons or entities that are not Affiliates of the Borrower or its subsidiaries for services actually rendered and in amounts typically paid by entities engaged in the Borrower’s or such subsidiary’s business.
(m) Material Control or Management. At any time allow to exist circumstances such that: (i) One or more of the members of the Borrower as of the date hereof shall fail, in the aggregate, to own, directly or indirectly, 100% of the common (voting) membership interests in the Borrower, or (ii) there should be any change in the chief executive officer of the Borrower, unless within 90 days of such event a person reasonably acceptable to Lender is appointed to such position.
(o) Amendments to Organizational Documents. Amend its operating agreement, management agreement or any other organizational documents in any respect without the prior written consent of the Lender.
ARTICLE VI.
EVENTS OF DEFAULT AND REMEDIES
Section 6.01. Events of Default. Each of the following events shall be an “Event of Default”:
(a) The Borrower shall fail to pay any installments of principal or interest, fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents or to make any deposit of funds required under this Agreement when due; or
(b) Any representation or warranty made by the Borrower, or any of its officers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (e), (f) or (g) or take any action as prohibited by Section 5.02; or
(d) The Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within 5 days of the date due; or
(e) The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Lender, provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower have commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or

(f) The Borrower shall fail to pay any indebtedness in an amount in excess of $100,000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or
(g) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or
(h) Any one or more judgment(s) or order(s) for the payment of money in excess of $100,000.00 in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(i) Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing; or
(j) The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(k) The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement acceptable to the Lender, within thirty (30) days of the termination of such Long Term Marketing Agreement; or
(l) The Borrower dissolves, suspends, or discontinues doing business; or
(m) Construction of the Project is halted or abandoned prior to completion for any period of thirty (30) consecutive days for any cause which is not beyond the reasonable control of the Borrower, its contractors and subcontractors; or
(n) The construction of the Project shall be delayed for any reason and for such period that, in the reasonable judgment of the Lender, the Project will not be completed by the Completion Date. If such delay is curable and if Borrower has not been given a notice of a similar breach within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower cures the failure within thirty (30) days, which shall include advancing the progress of the Project to the point that, in the reasonable judgment of the Lender, the Project will be completed by the Completion Date; or
(o) Any event, change or condition not referred to elsewhere in this Section 6.01 should occur which results in a Material Adverse Effect on the Borrower, any subsidiary or any guarantor of the Borrower’s obligations hereunder; or
(p) Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Borrower’s obligations hereunder and under any Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof, or the Guarantor shall deny any further liability or obligations thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with Lender (including any loan agreement or security agreement); or
(q) The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower or any of its subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect on the Borrower or (ii) any regulatory or Governmental Authority replaces the management of the Borrower or any of its subsidiaries or assumes control over the Borrower or such subsidiary; or
(r) The Borrower should breach or be in default under a Material Contract in any material respect, including any material breach or default, or any termination shall have occurred, or any other event which would permit any party other than the Borrower to cause a termination, or any Material Contract shall have ceased for any reason to be in full force and effect prior to its stated or optional expiration date; or

(s) The Borrower should terminate, change, amend or restate, without the Lender’s prior consent any Material Contract, or any material Construction Contract.
Section 6.02. Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, the Lender:
(a) may accelerate the due date of the unpaid principal balance of the Notes, all accrued but unpaid interest thereon and all other amounts payable under this Agreement making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Borrower under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;
(b) may withhold or direct the Disbursing Agent to withhold any one or more Advances in its discretion, and terminate the Lender’s obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of the Lender to extend credit or to make Advances hereunder shall terminate, and no disbursement of Loan funds by the Lender will cure any default of the Borrower, unless the Lender agrees otherwise in writing;
(c) may, by notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including, but not limited to all personal property, including all fixtures and equipment leased, occupied or used by any of the Borrower. Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;
(d) in its discretion, enter the Real Property and take any and all actions necessary in its judgment to complete construction of the Project, including but not limited to making changes in Plans and Specifications, work or materials, and entering into, modifying, or terminating any contractual arrangements, subject to the Lender’s right at any time to discontinue any work without liability. If the Lender elects to complete the Project, it will not assume any liability to the Borrower or any other person for completing the Project or for the manner or quality of construction of the Project, and the Borrower expressly waives any such liability. The Borrower irrevocably appoints the Lender as its attorney-in-fact, with full power of substitution, to complete the Project in the Borrower’s name, or the Lender may elect to complete construction in its own name. In any event, all sums expended by the Lender in completing construction will be considered to have been disbursed to the Borrower and will be secured by the Mortgage and any other instruments or documents securing the Loans, and any such sums that cause the principal amount of the Loans to exceed the face amount of the Notes will be considered to be an additional loan to the Borrower bearing interest at the rate provided in the Notes and will be secured by the Mortgage and any other instrument or documents securing the Loans. The Lender will not have any obligation under the Plans and Specifications prepared for the Project, any studies, data, and drawings with respect thereto prepared by or for Borrower, or the contracts and agreements relating to the Plans and Specifications, or the aforesaid studies, data, and drawings, or to the construction of the Project unless it expressly hereafter agrees in writing. The Lender will have the right to exercise any rights of the Borrower under those contracts and agreements or with respect to such Plans and Specifications, studies, data, and drawings upon any default by the Borrower under this Agreement, and shall have such other rights and remedies with respect thereto as are afforded a secured creditor under applicable law; and
(e) may, by notice to the Borrower, require the Borrower to pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at the Lender without any right of withdrawal by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, the Borrower shall, without notice, pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at the Lender; and
(f) may exercise all other rights and remedies afforded to the Lender under the Loan Documents or by applicable law or equity.
Section 6.03. Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.
ARTICLE VII.
MISCELLANEOUS
Section 7.01. Amendments, etc. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Lender and the Borrower in writing, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02. Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	Central Iowa Energy, LLC
2617 1st Ave East
Newton, IA 50208
Telephone: (641) 990-0423
Fax: (801) 912-1258
Attention: President

With a copy to:	Brown Winick, Graves, Gross, Baskerville &
Schoenebaum, P.L.C.
Suite 2000 Ruan Center
Des Moines, IA 50309
Telephone: (515) 242-2409
Fax: (515) 249-1432
Attn. Harold Schneebeck

If to the Lender:	F & M Bank-Iowa
11 North First Ave
Marshalltown, IA 50158
Telephone: (641) 754-6828
Facsimile: (801) 912-1258
Attention: Roger Holck

With copies to:	AgStar Financial Services, PCA
3555 9th Street NW Suite 400
Rochester MN 55903
Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Mark Schmidt

Phillip L. Kunkel
Gray Plant Mooty
1010 West St. Germain, Suite 600
St. Cloud, MN 56301
Facsimile: (320) 252-4482
All such notices and communications shall have been duly given and shall be effective: (a) when delivered; (b) when transmitted via facsimile to the number set forth above with transmission electronically verified by the sending facsimile machine; (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by the Lender to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
Section 7.04. Costs, Expenses and Taxes.
(a) The Borrower agrees, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Lender as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for the Lender in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings. In addition, the Borrower agrees to pay on demand the expenses described in Section 5.01(b). In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
(b) If, due to payments made by the Borrower pursuant to Section 2.10 or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, the Lender receives payments of principal of any Loan other than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.
(c) Upon the request of Borrower, Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under this Agreement or under any of the Loan Documents.
Section 7.05. Right of Set-off. The Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Loan Obligations, irrespective of whether or not the Lender shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

Section 7.06. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 7.07. Binding Effect; Successors and Assigns; Participations.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Lenders.
(b) Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal, financial or other affairs of the Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other persons, firms or organizations nor used for any purpose whatsoever other than for determining whether or not to participate in the Loans and in accord with the rights of Lender if a participation interest is acquired. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interest. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interests in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Section 7.08. Consent to Jurisdiction.
(a) The Borrower hereby irrevocably submits to the jurisdiction of any Iowa state court or federal court over any action or proceeding arising out of or relating to this Agreement, the Note and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Iowa state court or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably agrees to accept the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b) Nothing in this Section 7.08 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
Section 7.09. Governing Law. THIS AGREEMENT, THE SUPPLEMENTS AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF IOWA.
Section 7.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.
Section 7.11. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid and so long as the Lender has any unexpired commitments under this Agreement or the Loan Documents. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations or the termination of this Agreement or any provision hereof.
Section 7.12. USA PATRIOT ACT. Federal law requires all financial institutions to obtain, verify and record certain information to verify the identity of each person or entity that opens an account, including deposit accounts, treasury management accounts, loan account or other extension of credit, or other financial services. The Lender will ask the Borrower for the Borrower’s name, address, taxpayer identification number and such other information as will allow the Lender to identify the Borrower. The Lender will verify and record the information and will retain and maintain the record as required by the USA PATRIOT ACT and implementing regulations. Borrower warrants and represents that the information it provides to Lender for these purposes is and will be correct and accurate.

Section 7.13. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.
Section 7.14. Entire Agreement. THIS AGREEMENT, THE SUPPLEMENTS, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.
IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT, THE SUPPLEMENTS, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.
BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS MASTER LOAN AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

BORROWER:	LENDER:

CENTRAL IOWA ENERGY, LLC, an Iowa	F & M BANK-IOWA, a bank chartered under
limited liability company	the laws of Iowa

/s/ James Johnston	/s/ Daniel J. Hassman

By: James Johnston	By: Daniel J. Hassman
Its: Chairman	Its: President

EXHIBIT A
COMPLIANCE CERTIFICATE
TO:       F & M Bank-Iowa (the “Lender”)
Pursuant to that certain Amended and Restated Master Loan Agreement dated October 17, 2007, by and between CENTRAL IOWA ENERGY, LLC, an Iowa limited liability company (the “Borrower”), and the Lender, and any amendments thereto and extensions thereof (the “Loan Agreement”), the undersigned hereby represents, warrants and certifies to the Lender as follows:
1.
The financial statement(s) attached hereto are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the date of said financial statement(s) and the result of its business operations for the period covered thereby;

2.
Repeats and reaffirms to the Lender each and all of the representations and warranties made by the Borrower in the Loan Agreement and the agreements referred to therein or related thereto, and represents and warrants to the Lender that each and all of said warranties and representations are true and correct as of the date hereof, except as disclosed in writing to the Lender;

3.
No Event of Default (as that term is defined in the Loan Agreement), and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date hereof; and

4.	All the calculations set forth below are made pursuant to the terms of the Loan Agreement and are true and accurate as of the date of the attached financial statements:

1.	Section 5.01(d) - Working Capital.
(tested annually)

(a)	Required Working Capital (@ Completion Date & continually thereafter)		$4,000,000.00

(a)	Current Assets	$
(b)	Current Liabilities	$

Line (a) less line (b)		$

In Compliance		Yes _____ No _____

2.	Section 5.01(e) - Tangible Net Worth.
(tested annually)

(a)	Required Tangible Net Worth ($21,500,000.00 @ Completion Date)
(annually thereafter, increases based on covenant)
$

(b)	Actual Tangible Net Worth

	(1) Total Assets	$
	(2) Less Intangible Assets (per definition)	$

	(3) Total Tangible Assets	$
	(4) Total Liabilities	$
	(5) Tangible Net Worth	$
(line (4) minus line (5))

In Compliance		Yes _____ No_____

3.	Section 5.01(f) - Owner Equity Ratio
(tested annually beginning at the end of second operating year)

(a)	Tangible Net Worth	$
(b)	Total Assets	$
(c)	Owner Equity Percentage
	(percent of line (b) to (c))	—%

Required Percentage of 50%

In Compliance		Yes _____ No_____

4.	Section 5.01(g) - Fixed Charge Ratio

(a)	EBITDA	$
(b)	Extraordinary Items	$
(c)	Numerator (sum of lines (a) and (b))	$

(d)	Current Portion of Long Term Debt	$
(e)	Interest Expense	$
(f)	Dividends	$
(g)	Tax Distributions	$
(h)	Maintenance Capital Expenditures	$
(i)	Denominator (sum of lines (d) through (h))	$

Ratio of line (c) to (i)		to 1.00

Required Ratio of 1.25 to 1.00

In Compliance		Yes _____ No_____
IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Lender as of the  _____  day of  _____  ,  _____.
BORROWER:
CENTRAL IOWA ENERGY, LLC
an Iowa limited liability company
By
Its

EXHIBIT B
PROJECT SOURCE AND USE STATEMENT
Central Iowa Energy
Sources and Uses of Cash

Sources:
Owner Equity	$23,159,000.00	includes $1,000,000 (REG)
Sub Debt/Mezzanine	$—
Construction Loan	$27,000,000.00
Grant Income	$10,000.00
Low/zero interest loans	$400,000.00

	$50,569,000.00

Uses:
General Contractor fees	$38,076,000.00
Accounting fees	$36,130.00
Consulting fees	$383,163.21
Legal fees	$160,874.61
Electric	$163,472.00
Dues	$297.33
Insurance	$70,478.00
Real Estate	$224,400.00
Office Equipment	$75,000.00
Construction Contingency	$1,000,000.00
Office Utilities	$6,405.06
Performance Bond	$247,829.00
Equity Drive	$130,688.96
Office/Meeting/Board Expenses	$18,074.54
Escrow Agent Fees	$1,400.00
Sponsorship	$1,088.65
Land Surveys	$11,221.00
State Filing Fees	$1,005.00
Land Option	$2,000.00
Start up Costs/Working Capital	$9,959,472.64

	$50,569,000.00

EXHIBIT C
FORM OF OPINION LETTER

October , 2007	direct phone: 515-242-2409
direct fax: 515-323-8509
email: schneebeck@brownwinick.com
F & M Bank-Iowa
11 N. First Avenue
Marshalltown, IA 50158
Re:    Amended and Restated Master Loan Agreement Dated as of October 17, 2007 between Central Iowa Energy, LLC, as Borrower, and F & M Bank-Iowa, as Lender.
Ladies and Gentlemen:
We have acted as counsel to Central Iowa Energy, LLC, an Iowa limited liability company (the “Borrower”), in connection with the preparation of the Loan Documents, as hereinafter defined, by and between the Borrower and F & M Bank-Iowa (the “Lender” or “you”), each of the Loan Documents set forth below, and the consummation of the transactions described herein. This opinion is delivered pursuant to Section 3.01(r) of the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Agreement.
In connection with this opinion, we have examined copies of the following documents (the “Loan Documents”):
(i)	Amended and Restated Master Loan Agreement dated October 17, 2007 (the “Loan Agreement”);

(ii)	Amendment to First Supplement to the Master Loan Agreement;

(iii)	Second Supplement to the Master Loan Agreement;

(iv)	Amended and Restated Third Supplement to the Master Loan Agreement;

(v)	Construction and Term Note;

(vi)	Term Revolving Note;

(vii)	Amended and Restated Revolving Line of Credit Note;

(viii)	Security Agreement;

(ix)	Amended and Restated Mortgage;

(x)	Disbursing Agreement;

(xi)	Financing Statement;

(xii)	Collateral Assignment of Design Build Contract;

(xiii)	Amended and Restated Assignment of Management & Operational Services Agreement;

(xiv)	Amended and Restated Assignment of Gas Sales Contract;

(xv)	Amended and Restated Assignment of Electric Service Agreement;

(xvi)	Amended and Restated Assignment of Water User’s Management Agreement;

(xvii)	Indemnity Agreement;

(xviii)	Environmental Indemnity Agreement;

(xix)	Post Closing Letter;

(xx)	Articles of Organization;

(xxi)	Operating Agreement;

(xxii)	records of proceedings and actions of the members and Board of Directors of the Borrower with respect to matters pertaining to this opinion

(xxiii)
such other documents, agreements and materials as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

The documents listed as items (i) through (xix) above are dated as of the first date written above and are collectively referred to herein as the “Loan Documents.”
In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, instruments and other documents, and have made such other investigation, as we have deemed necessary for the purpose of this opinion. We have also examined and relied upon representations and warranties as to matters of fact (other than facts constituting conclusions of law) contained in and made pursuant to the Loan Documents. In addition we have examined such other resolutions, documents, certificates and records and have made such investigations of law and fact as we have deemed necessary or appropriate to enable us to render the opinions expressed herein, all of which are subject to the limitations, assumptions and qualifications noted below.

In rendering these opinions, we have assumed, and have not independently verified:
(a) the genuineness of all signatures on all documents, the legal capacity and competency for all purposes relevant hereto of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the authentic originals of all documents submitted to us as copies, the correctness, completeness and accuracy of all facts set forth in all representations, warranties and certificates referred to or identified in this opinion, and that there are no documents, agreements or understandings to which the Lender is a party between the Lender, on the one hand, and the Borrower on the other hand, other than the Loan Documents, which would have an effect on the opinions set forth below.
(b) In examining documents executed by parties other than the Borrower, we have assumed that such parties had the requisite power, right and authority (corporate or otherwise) to execute, deliver and perform all of their respective obligations thereunder and have also assumed the due authorization by all requisite corporate action and execution and delivery of such documents by such parties, and the validity, legality and binding effect of those documents on those parties.
(c) As to questions of fact material to our opinions, we have relied upon the representations and warranties made in the Loan Documents and upon certificates of officers or other representatives of the Company and of public officials (“Certificates”). We have not independently or through third parties verified such representations and warranties or Certificates, or made any independent investigation as to the existence of agreements, instruments or other documents, orders, judgments or decrees by which the Company or any of its properties or assets may be bound.
(d) The Lender and each of the parties to the Loan Documents, other than Borrower, has duly and validly executed and delivered each such instrument, document, and agreement to be executed in connection with the Loan Agreement and the loan/financing to which such party is a signatory, and such party’s obligations set forth in the Loan Documents are its legal, valid, and binding obligations, enforceable in accordance with their respective terms.
(e) The Lender and each other person executing any of the Loan Documents, other than the Borrower, whether individually or on behalf of an entity, is duly authorized to do so.
(f) Each natural person executing any of the Loan Documents is legally competent to do so.
(g) All documents submitted to us as originals are authentic; all documents submitted to us as certified or photo copies conform to the original documents; and all public records viewed are accurate and complete.
(h) The terms and conditions reflected in the Loan Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions of the Loan Documents.

(i) All applicable Loan Documents will be duly filed, indexed and recorded among the appropriate official records, as set forth below, with all fees, charges and taxes having been paid.
(j) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.
(k) Lender and any agent acting for Lender have acted in good faith, and complied with the requirement of fair dealing and conscionability, and without notice of any defense against enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of the transaction.
When used herein, the term “our knowledge” shall mean that we have no actual knowledge of facts which are contrary to the opinion rendered, without having undertaken independent investigation or verification of any such facts, and shall be limited to our reliance upon the actual present knowledge of the attorneys in our firm who have devoted substantive attention to the transaction contemplated in the Loan Documents and not the knowledge of the firm generally. Except as otherwise noted herein, we have undertaken no independent investigation or verification of such matters.
Subject to the foregoing assumptions and the following qualifications and limitations, it is our opinion that:
1. The Borrower (i) is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Iowa.
2. The Borrower has the power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party. The Borrower has taken all necessary organizational action to authorize the execution, delivery, and performance of the Loan Documents to which it is a party.
3. Borrower has duly authorized, executed and delivered the Loan Documents to which it is a party and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, (b) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, (c) an implied covenant of good faith and fair dealing may be imposed, and (d) as hereinafter specifically set forth. In expressing our opinions herein regarding the enforceability of the Loan Documents, we assume Lender will at all relevant times act in good faith and in a commercially reasonable manner in enforcing its rights and remedies under the Loan Documents and will not at any relevant time be in material breach of its obligations under the Loan Documents.

4. The execution and delivery by the Company of the Loan Documents do not, and the consummation by the Company of the transactions contemplated by the Loan Documents and the compliance by the Company with the provisions of the Loan Documents do not, (a) conflict with or result in a breach of any provision of the Company’s Articles of Organization, or Operating Agreement, (b) to our knowledge, conflict with or result in a material violation of any applicable state or federal law or regulation, (c) to our knowledge, conflict with any order, judgment, or decree to which the Company is a party or subject or by which any of its properties or assets are bound, or (d) to our knowledge, conflict with any Material Contract to which the Company is a party or by which the Company or any of its properties or assets are bound.
5. To our knowledge, except as expressly disclosed in the Loan Documents, there are no actions, suits or proceedings pending or threatened in writing against or affecting the Company before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, would constitute an material adverse effect on the Company.
The foregoing opinions are based in part upon and subject to the assumptions, limitations, qualifications and exceptions set forth below in addition to the qualifications, exceptions, limitations and assumptions set forth above:
(a) Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Loan Documents are subject to the limitations that might result from bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential transfer, fraudulent conveyance, and other state and federal laws relating to or affecting the rights or remedies of creditors generally, now or hereafter, in effect.
(b) Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Loan Documents are subject to the qualification that the availability of the remedies of specific performance or injunctive relief, or any other equitable remedy, or provisions purporting to provide for indemnification, exoneration, exculpation or limitation of liability of a party for its action or inaction, or for liability due to its own fault, or attempting to modify or waive any requirements of commercial reasonableness or notice arising under applicable state or federal laws or the due process clause of the Unite States Constitution are subject to the discretion of the court before which a proceeding therefor may be brought, equitable defenses and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and other similar doctrines affecting the enforcement of agreements generally. Accordingly, certain provisions and remedies set forth in the Loan Documents may be subject to equitable defenses and to the discretion of the court and may require further notices and actions to be taken by the Lender prior to availing itself of such rights and remedies.
(c) Except as expressly stated herein, we advise you that we have not conducted, nor do we undertake to conduct, any independent review or investigation of, and no opinion is expressed or implied as to the truth, accuracy or completeness of any of the representations, warranties or other statements of the Borrower, or the partners, directors, officers or employees of the Borrower, or any other person contained in any of the Loan Documents or in any exhibit, schedule or attachment thereto.

(d) We express or imply no opinion as to what actions the parties to the Loan Documents are required to or may take or fail to take on or after the date hereof which, if taken or not taken, would affect or impair the legality, validity, binding effect and/or enforceability of the Loan Documents or the rights and remedies of the parties thereunder.
(e) With respect to the legality, validity, binding effect and enforceability of the remedies available to the Lender under the Uniform Commercial Code in force in the State of Iowa (“UCC”), we have assumed that the Lender will enforce such remedies in accordance with the UCC and under such circumstances and in a manner in which it is commercially reasonable to do so. In addition, because a claimant bears the burden of proof required to support its claim, our opinion assumes that you will undertake the effort and expense necessary to present your claims in the prosecution of any remedy accorded you under the Loan Documents.
(f) We express no opinion with respect to the legality, validity, binding effect and/or enforceability of any provision of the Loan Documents: (i) stating that waivers of notice, or of rights or remedies (or the delay in, omission of, or enforcement thereof) or the benefits of statutory provisions or constitutional or common law rights will not operate as a waiver thereof, or broadly or vaguely stated provisions waiving rights or waivers of unknown future rights or duties imposed by law; (ii) purporting to waive any requirement of reasonable or diligent performance or other care on Lender’s part with respect to the recognition or preservation of Borrower’s rights to or interest in any property subject to any security interest or lien granted thereby; (iii) providing that delays will not operate as a waiver; (iv) purporting to ratify any action the Lender may take without specifying the standards for such action; and (v) certain other provisions in the Loan Documents, including, without limitation, self-help provisions, provisions that purport to establish evidentiary standards, provisions requiring the payment of a repayment charge, fee, reinvestment charge, premium or penalty, however denominated, are or may be unenforceable in whole or in part. We also express no opinion regarding the validity or enforceability of the Loan Documents against any parties other than the Borrower.
(g) Certain rights, remedies, waivers, indemnities and other provisions contained in the Loan Documents, in addition to those specifically enumerated above, may be limited or rendered ineffective by applicable Iowa laws or judicial decisions governing such provisions, or by public policy considerations of paramount public interest, but such laws and judicial decisions do not render the Loan Documents invalid as a whole, or substantially prevent or impair the practical realization of the benefits intended by the Loan Documents.
(h) We express no opinion as to zoning, subdivision or similar matters, the compliance of the mortgaged property with building codes, restrictions or environmental laws, the title to or ownership of any property of the Borrower, the sufficiency or accuracy of the description of any collateral referred to in the Loan Documents, or the priority of any liens or security interests purported to be created by the Loan Documents.

(i) We express no opinion as to the effect on the transactions contemplated by the Loan Documents by reason of Section 548 of the United States Bankruptcy Code, if applicable.
(j) We express no opinion as to the effect of any federal or state tax lien on the rights and remedies afforded under the Loan Documents or of the legal rights of governmental agencies of attachment or forfeiture under various criminal statutes.
(k) We express no opinion as to the validity or enforceability of any documents which we have not examined, but which might be referenced or incorporated as a matter of law in a document which we have examined.
(l) We are members of the Bar of the State of Iowa and do not hold ourselves out as experts on the law of any other state. Consequently, we have made no independent review of the laws of any jurisdiction other than the State of Iowa and express no opinion as to the laws of any jurisdiction other than the State of Iowa and the federal laws of the United States of America. We express no opinion with respect to (i) the laws of any other jurisdiction nor any state or federal law or regulation governing F & M Bank-Iowa or (ii) the impact of such laws on the Loan Documents or the transactions contemplated thereby. For purposes of this opinion we have assumed that the internal laws (as opposed to the choice of law rules) of the State of Iowa and applicable federal law would apply and have rendered our opinion on that basis. To the extent that the law of another jurisdiction applies, we have assumed that the law of that jurisdiction would be the same as Iowa law. We render no opinion as to the enforceability of any choice of law provision.
(m) We have not examined and express no opinion with respect to title to any property, nor do we express any opinion with respect to the existence of encumbrances upon any property or the attachment, validity, perfection or priority of any liens or security interests.
(n) We express no opinion as to the solvency of the Borrower as of the date of this opinion letter, and to the extent that any opinion herein is reliant upon the Borrower being solvent, such opinion in limited accordingly.
This opinion is limited to the specific legal issues addressed herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein. Our opinion is rendered to you, the Lender, solely for your benefit in connection with consummation of the transactions set forth in the Loan Documents and may not be used, circulated, quoted in whole or in part, filed publicly or delivered to, relied upon, or otherwise referred to by any other person or for an other purpose without our prior written consent. Our opinion is based upon the state of facts and the law existing and in effect on the date hereof, which are subject to change prospectively or retroactively, and we assume no obligation to revise, supplement or update this opinion in any respect at any time subsequent to the date hereof in order to account for any change in the law (whether or not hereinafter enacted or adopted) or future facts, events or circumstances affecting any of the transactions contemplated by any of the Loan Documents.

This opinion constitutes our entire opinion regarding the subject matter hereof and supersedes all prior opinions regarding such subject matter.

Very truly yours, BROWN, WINICK, GRAVES, GROSS, BASKERVILLE & SCHOENEBAUM, P.L.C.
By:	__________________________________

EXHIBIT D
FORM OF LETTER OF CREDIT
IRREVOCABLE STANDBY
LETTER OF CREDIT NO.
(Date)

(Beneficiary)
Ladies and Gentlemen:
At the request of Central Iowa Energy, LLC,                     , Newton, IA                     , we hereby establish our Irrevocable Standby Letter of Credit in your favor in the amount of $                     U.S. dollars.
We undertake that drawings under this Letter of Credit will be honored upon presentation of your draft drawn on F & M Bank-Iowa, at 11 N First Avenue, Marshalltown, IA 50158 and the original of this Letter of Credit prior to the expiration date set forth herein. All drafts submitted to F & M Bank-Iowa must indicate the number and date of this credit.
This Letter of Credit expires on                     , but will automatically renew on each anniversary date of                      for an additional one (1) year if you have not received by registered mail notification of our intention not to renew sixty (60) days prior to the original expiration date and each subsequent expiration date. However, in no event will this Letter of Credit be extended beyond                    . Unless F & M Bank-Iowa is notified of an address to the contrary the notification will be sent to                                                              . (italicized language applicable for Letters of Credit issued under the Revolving Loan only).
Except as expressly stated herein, this undertaking is not subject to any conditions or qualification. The obligation of F & M Bank-Iowa, under this Letter of Credit shall be the individual obligation of F & M Bank-Iowa, and in no way contingent upon reimbursement with respect thereto.
This credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Version, of the International Chamber of Commerce or any successor publication.
Sincerely,

Schedule 3.01(d)
Real Property
Parcel D of part of the Southwest Quarter of the Southwest Quarter of Section 13 and part of the Northwest Quarter of the Northwest Quarter of Section 24, all in Township 80 North, Range 19 West of the 5th P.M., Jasper County, Iowa, as appears in Plat of Survey filed in Book 970, Page 321, and also as appears in Plat of Survey Retracement filed in Book 1153, Page 602, in the Office of the Recorder of said County.

Schedule 4.01(a)
Description of Certain Transactions Related to the Borrowers’ Stock
Central Iowa Energy expects to issue 1,000 units of Central Iowa Energy, LLC ownership to REG, Inc. In Exchange, REG, Inc., will credit the final $1,000,000 of construction cost to finance their investment.
Each of the twelve directors of Central Iowa Energy will purchase an additional 100 units at $500 per unit.
Scot Farver, CIE Director, will be issued two units of CIE shares for every month of rent for the current CIE office. CIE has been at that location for 12 months.

Schedule 4.01(f)
Description of Certain Threatened Actions, etc.
NONE

Schedule 4.01(k)
Location of Inventory and Farm Products; Third Parties in Possession; Crops
NONE.

Schedule 4.01(l)
Office Locations; Fictitious Names; Etc.
Office Address
Central Iowa Energy
2617 1st Ave E
Newton, IA 50208
Site Address
Central Iowa Energy
3426 East 28th St N
Newton, IA 50208
Central Iowa Energy also maintains a safe-deposit box at the local US Bank location in Newton to store files.
US Bank
122 W 2nd St. S
Newton, IA 50208
Central Iowa Energy Federal EIN — 71-0988301
Central Iowa Energy State Organizational #-000309143

Schedule 4.01(p)
Intellectual Property
NONE.

Schedule 4.01(t)
Environmental Compliance
NONE

Schedule 5.01(o)
Management

Jim Johnston
Chairman
389 Hwy T-38N
Grinnell, IA 50112
John E. Van Zee
Vice-Chairman
8162 S. 68th Ave. W.
Prairie City, IA 50288
Jeremie Parr
Secretary
7840 11th Ave. Trail
Belle Plaine, IA 52208
Scot Farver
Treasurer
309 W. 9th St. S.
Newton, IA 50208

Warren L. Bush Director
101 Boyer St.
P.O. Box 159
Wall Lake, IA 51466
Craig Hamilton Director
P.O. Box 312
Newton, IA 50208
Bill Horan Director
3220 240th St.
Rockwell City, IA 50579

Don Huyser Director
6107 E. 48th St. S.
Newton, IA 50208
Dean Lane Director
3971 Maple St.
Newton, IA 50208

Denny Mauser Director
1940 190th St.
Early, IA 50535
Tom Schroeder Director
503 W. 7th St.
Wall Lake, IA 51466

Bill Talsma Director
913 W. 18th St. S.
Newton, IA 50208
Tobin Bush
Project Coordinator
3830 Kingman Blvd.
Des Moines, IA 50311
Derek Winkel
General Manager
1005 NE Banbury Rd.
Ankeny, IA 50021

Management of the biodiesel facility will be provided by REG, Inc. See Management Contract for details.

Schedule 5.02(a)
Description of Certain Liens, Lease Obligations, etc.
Obligations of the Borrower under that certain Agreement for Private Redevelopment dated November 21, 2006, by and between Jasper County, Iowa and the Borrower.
Obligations of the Borrower under that certain Industrial New Jobs Training Agreement dated March 12, 2007, by and between Des Moines Area Community College and the Borrower.

Schedule 5.02(k)
Transactions with Affiliates
Directors of the company are reimbursed for their normal and reasonable expenses incurred in the performance of their duties for the company.
A consulting agreement between Central Iowa Energy and the Biodiesel Group called for 100 units of Central Iowa Energy to be issued to certain members of The Biodiesel Group who are also directors of Central Iowa Energy. Those directors include Warren Bush, William J. Horan, Tom Schroeder and Denny Mauser. Those units have been issued and the consulting agreement has expired. The Biodiesel Group was also paid $75,000 for their services.
Management and Operational Services Agreement between Central Iowa Energy and Renewable Energy Group, Inc.
Design-Build Contract between Central Iowa Energy and Renewable Energy Group.
Agreement of Renewable Energy Group, Inc., to accept 100 membership units of Central Iowa Energy in exchange for the last $1,000,000 of design-build services rendered by REG.